Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP NAMED TO FORTUNE MAGAZINE'S
2018 LIST OF ‘WORLD’S MOST ADMIRED COMPANIES’

BURLINGTON, N.C., Jan. 19, 2018 - Laboratory Corporation of America® Holdings (LabCorp) (NYSE: LH), a leading global life sciences company, today announced that it has been named to FORTUNE magazine's 2018 List of World’s Most Admired Companies. The annual survey, conducted by FORTUNE and the Hay Group division of Korn Ferry, a global people and organizational advisory firm, is given to top executives, directors and financial analysts, to identify the companies that enjoy the strongest reputations within their industries and across industries.

“On behalf of our 57,000 colleagues around the globe, I would like to express appreciation at being named among the world’s most admired companies,” said David P. King, chairman and CEO of LabCorp. “Every day, our employees demonstrate their dedication to LabCorp’s important mission of improving health and improving lives. I am proud of every one of them, and it is gratifying that our commitment to patients and all of our valued customers and partners is making a difference in the world.”

Other recent recognition for LabCorp included being named to Forbes’ 2017 ranking of “The World’s Most Innovative Companies,” earning the highest achievable score on the Human Rights Campaign Foundation’s 16th annual scorecard on LGBTQ workplace equality and a designation as a Best Place to Work for LGBTQ Equality, and seeing its Covance Drug Development business awarded the 2017 Frost & Sullivan Asia-Pacific CRO Customer Value Leadership Award.

FORTUNE's World's Most Admired Companies list is the definitive report card on corporate reputations. Hay Group has collaborated with FORTUNE annually since 1997 to identify, select and rank the World’s Most Admired Companies and uncover the business practices that make these companies highly regarded among their peers. To compile the rankings, corporate reputation and performance are measured against nine key attributes: innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment value, quality of products and services, and global competitiveness.

The World’s Most Admired Companies list can be found on the FORTUNE website.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

About Korn Ferry
Korn Ferry is the preeminent global people and organizational advisory firm. It helps leaders, organizations, and societies succeed by releasing the full power and potential of people. Its nearly 7,000 colleagues deliver services through its Executive Search, Hay Group and Futurestep divisions. Visit kornferry.com for more information.

About FORTUNE
FORTUNE is a global leader in business journalism known for its unrivaled access to industry leaders and decision makers. Founded in 1930, FORTUNE magazine has a worldwide circulation of more than 1 million and a readership of nearly 5 million and is the only business brand with editions in Europe and Asia, including a Chinese-language edition. FORTUNE is home to some of the strongest business franchises, including: FORTUNE 500, Best Companies, World's Most Admired Companies, Fastest Growing Companies and Most Powerful Women. The FORTUNE Conference Division extends the brand's mission into live settings, hosting a wide range of annual conferences for top-level executives, including the FORTUNE Global Forum and the Most Powerful Women Summit. FORTUNE's online home is fortune.com, the world's largest dedicated business and finance Web site.

Forward-Looking Statements
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.